EXHIBIT 15

To the Board of Directors and Shareholders of Morgan Stanley:

We are aware that our report dated May 3, 2021, on our review of interim financial information of Morgan Stanley and subsidiaries (the “Firm”) appearing in the Firm’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, is incorporated by reference in this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

May 26, 2021